Exhibit 9.1
CONSENT OF COUNSEL
[Locke Lord Bissell & Liddell LLP Letterhead]
July 3, 2008
Board of Directors
Federal Life Insurance Company (Mutual)
3750 West Deerfield Road
Riverwoods, IL 60015
Ladies and Gentlemen:
We hereby consent to the use of our name under the caption “Experts” in the Statement of Additional Information contained in the Registration Statement on Form N-4 of the Federal Life Variable Annuity Account-A filed by Federal Life Insurance Company (Mutual) with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.
Very truly yours,
LOCKE LORD BISSELL & LIDDELL LLP

By:	/s/ Michael K. Renetzky Michael K. Renetzky, Esq.